Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF KINDER MORGAN, INC.

PURSUANT TO SECTION 17-6401(g)

OF THE KANSAS GENERAL CORPORATION CODE

The undersigned, Kinder Morgan, Inc., a Kansas corporation (the "Corporation"), for the purpose of reducing to zero the number of shares of its Class B Preferred Stock designated as Class B Junior Participating Series Preferred Stock and eliminating from the articles of incorporation of the Corporation all reference to the Class B Junior Participating Series Preferred Stock pursuant to Section 17-6401(g) of the Kansas General Corporation Code, does hereby make and execute this Certificate of Designation of Kinder Morgan, Inc. Pursuant to Section 17-6401(g) of the Kansas General Corporation Code (this "Certificate") and does hereby certify as follows:

1.

That the Board of Directors of the Corporation, at a meeting duly called and held on October 19, 2005, duly adopted the following resolutions in accordance with the Kansas General Corporation Code:

WHEREAS, the Board of Directors of the Corporation on August 17, 1995 adopted a resolution creating a series of 150,000 shares of Class B Preferred Stock designated as "Class B Junior Participating Series Preferred Stock" (the "Junior Series Preferred Stock");

WHEREAS, the Corporation thereafter filed with the Secretary of State of the State of Kansas a Certificate of Designation of Class B Junior Participating Series Preferred Stock;

WHEREAS, no shares of Junior Series Preferred Stock are outstanding or are reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Series Preferred Stock; and

WHEREAS, the Board of Directors of the Corporation desires to reduce the number of shares designated as Junior Series Preferred Stock from 150,000 to zero, to return the shares of Class B Preferred Stock designated as Junior Series Preferred Stock to the status of authorized and unissued shares of Class B Preferred Stock undesignated as to series, and to eliminate from the articles of incorporation of the Corporation all reference to the Junior Series Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that no shares of Junior Series Preferred Stock are outstanding or are reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Series Preferred Stock; and further

RESOLVED, that no shares of Junior Series Preferred Stock will be issued; and further

RESOLVED, that the number of shares of Class B Preferred Stock designated as Junior Series Preferred Stock is authorized and directed to be reduced to zero; and further

RESOLVED, that the President or any Vice President of the Corporation be and each of them hereby is authorized, empowered and directed (any one of them acting alone) to prepare, execute and file, or cause to be prepared, executed and filed, for the purpose of eliminating from the articles of incorporation of the Corporation all reference to the Junior Series Preferred Stock, a certificate in accordance with Sections 17-6003 and 17-6401 of the Kansas General Corporation Code setting forth the resolutions herein and such other matters as the officer executing the same shall approve, such approval to be conclusively evidenced by such officer's signature thereof; and further

RESOLVED, that upon the effectiveness of the certificate described in the preceding resolution, such certificate shall pursuant to Section 17-6401(g) of the Kansas General Corporation Code have the effect of eliminating from the articles of incorporation of the Corporation all reference to the Junior Series Preferred Stock, and all 150,000 shares previously designated as Junior Series Preferred Stock shall resume the status of authorized and unissued shares of Class B Preferred Stock undesignated as to series; and further

RESOLVED, that the proper officers of the Corporation and its counsel be, and each of them hereby is, authorized, empowered and directed (any one of them acting alone), for and in the name and on behalf of the corporation, under its corporate seal or otherwise, to take any and all such further action, to pay such expenses and to do or cause to be done any and all such further acts and things as may in their discretion appear to be necessary, proper or advisable in order to carry out the purposes and intentions of this and each of the foregoing resolutions.

2.

The resolutions set forth above are in accordance with Section 17-6401 of the Kansas General Corporation Code, and are permitted by the resolutions set forth in the Certificate of Designation of Class B Junior Participating Series Preferred Stock.

3.

Upon the effectiveness of this Certificate, this Certificate shall pursuant to Section 17-6401(g) of the Kansas General Corporation Code have the effect of eliminating from the articles of incorporation of the Corporation all reference to the Class B Junior Participating Series Preferred Stock, and all 150,000 shares previously designated as Class B Junior Participating Series Preferred Stock shall resume the status of authorized and unissued shares of Class B Preferred Stock undesignated as to series.

IN WITNESS WHEREOF, this Certificate of Kinder Morgan, Inc. Pursuant to Section 17-6401(g) of the Kansas General Corporation Code is executed on behalf of the Corporation by its President, and attested by its Secretary, this 20th day of October, 2005.

KINDER MORGAN, INC.

By:  /s/ C. Park Shaper

C. Park Shaper

President

ATTEST:

By:  /s/ Joseph Listengart

Joseph Listengart

Secretary